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                                                                    EXHIBIT 99.5
              1,000,000 SHARES OF COMMON STOCK OFFERED PURSUANT TO
           RIGHTS DISTRIBUTED TO SHAREHOLDERS OF CALAVO GROWERS, INC.

To Our Clients:

        Enclosed for your consideration are a Prospectus dated [_______], 2002 (the "PROSPECTUS") and Instructions as to the Use of Calavo Growers, Inc. Subscription Warrants relating to the offering by Calavo Growers, Inc. (the "COMPANY") of 1,000,000 shares of its common stock, par value $0.001 per share (the "COMMON STOCK"), at a subscription price of $5.00 per share, pursuant to non-transferable subscription rights (the "RIGHTS") distributed to all holders of record of shares of Common Stock as of the close of business on [_______], 2002. Also enclosed is a form of Instructions by Beneficial Owner for you to complete and return to us regarding the exercise of your Rights.

        As described in the Prospectus, you are entitled to one Right for every
11.836 shares of Common Stock held by us in your account as of the record date of [_______], 2002. You may not sell, trade, or otherwise transfer the Rights, even by gift. No fractional Rights or cash in lieu thereof will be issued or paid. If the number of shares of Common Stock beneficially owned by you as of the record date would result in your receipt of fractional Rights, the number of Rights to which you are entitled has been rounded down to the nearest whole number.

        Each Right entitles you to purchase one share of Common Stock for the subscription price of $5.00, which is referred to in the Prospectus as the basic subscription privilege. As described in the Prospectus, if you fully exercise your basic subscription privilege, you are eligible to subscribe for any additional shares of Common Stock that are offered pursuant to the Prospectus but that are not purchased by other Rights holders. This is referred to as the oversubscription privilege, and the subscription price of shares covered by the oversubscription privilege is also $5.00 per share. If oversubscription requests exceed available shares, the available shares will be allocated pro rata among subscribing shareholders based on the number of shares that each person purchased under the basic subscription privilege. Your election to exercise the oversubscription privilege must be made at the time you exercise the basic subscription privilege, and you may exercise the oversubscription privilege only if you exercise your basic subscription privilege in full.

        THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE EXERCISE OF THE RIGHTS RELATING TO SUCH SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER OF THE SHARES, AND THE EXERCISE MAY BE MADE ONLY PURSUANT TO YOUR INSTRUCTIONS. ACCORDINGLY, WE REQUEST INSTRUCTIONS AS TO WHETHER YOU WISH US TO ELECT TO SUBSCRIBE FOR ANY SHARES OF COMMON STOCK TO WHICH YOU ARE ENTITLED PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE INSTRUCTIONS AS TO THE USE OF CALAVO GROWERS, INC. SUBSCRIPTION WARRANTS. HOWEVER, WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY BEFORE INSTRUCTING US TO EXERCISE THE RIGHTS. ONCE YOU HAVE EXERCISED YOUR RIGHTS, YOU MAY NOT REVOKE OR AMEND THAT EXERCISE.

        Your instructions to us should be delivered as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 P.M., Pacific Daylight Time, on [_______], 2002, unless the offering is extended by the Company in its sole discretion.

        Please instruct us at to the exercise of your Rights by completing, executing, and returning to us the enclosed Instructions by Beneficial Owner. In addition, if you desire us to exercise Rights on your behalf, please deliver to us the payment for the number of shares of Common Stock to which you are subscribing or instruct us to deduct the payment from an account maintained by us for you.

        Any questions or requests for assistance concerning the rights offering should be directed by you to the Company's subscription agent, U.S. Stock Transfer Corporation. The telephone number of U.S. Stock Transfer Corporation is
(818) 502-1404, and its address is 1745 Gardena Avenue, Glendale, California 91204-2991.